Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our reports dated April 2, 2015, included in the Consolidated Financial Statements of Argotec Intermediate Holdings Two LLC and Subsidiaries for the year ended December 31, 2014, with respect to the consolidated financial statements and the consolidated supplemental information of Argotec Intermediate Holdings LLC and Subsidiaries included in this Schweitzer-Mauduit International Inc. (the “Company”) Form 8-K/A dated January 13, 2016 and the incorporation of such reports by reference in Registration Statements on Form S-8 (Nos. 333-74634, 333-105986, 333-105998, 333-161988, 333-179933, and 333-204120) of the Company.

/s/ Greenberg, Rosenblatt, Kull & Bitsoli, P.C.

Worcester Massachusetts
January 13, 2016